Exhibit 10.4

CERTAIN INFORMATION HAS BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(10) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE MARKED [***].

Heron Therapeutics, Inc.

Exchange Agreement

November 8, 2026

Table of Contents

Page

Section 1.	Definitions	1
Section 2.	Rules of Construction	3
Section 3.	The Exchange	3
(a)	Exchange	3
(b)	Exchange Consideration.	4
(c)	Delivery of Existing Notes and Exchange Consideration; Cancellation of Notes.	4
(d)	Delivery of Payoff Letter.	4
Section 4.	Representations, Warranties and Covenants of the Company	4
(a)	Organization, Good Standing and Qualification	4
(b)	Corporate Power and Authority	5
(c)	Consents	5
(d)	No Conflicts	5
(e)	Subsidiaries	6
(f)	Acknowledgment.	6
(g)	Covenant.	6
Section 5.	Representations, Warranties and Covenants of the Holder	6
(a)	Organization and Authority	6
(b)	Ownership of Existing Notes	6
(c)	Validity; Enforcement	6
(d)	No Conflicts	6
Section 6.	Termination	7
(a)	Termination	7
(b)	Survival	7
Section 7.	Miscellaneous	7
(a)	Waiver; Amendment	7
(b)	Assignability	7
(c)	Further Instruments and Acts	7
(d)	Waiver of Jury Trial	7
(e)	Governing Law; Jurisdiction	7
(f)	Section and Other Headings	8
(g)	Counterparts	8
(h)	Notices	8
(i)	Binding Effect	8
(j)	Notification of Changes	8
(k)	Severability	8
(l)	Entire Agreement	9

Exhibits

Exhibit A: Exchange Consideration A-1

- i -

Exhibit B: Form of Payoff Letter B-1

- ii -

EXCHANGE AGREEMENT

This Exchange Agreement (the “Agreement”) is entered into as of November 8, 2026 (“Effective Date”), by and between Heron Therapeutics, Inc., a Delaware corporation (the “Company”) and Rubric Capital Management LP (“Rubric”), as agent for Rubric Long Term Opportunities Offshore Master Fund LP, the purchaser party under the Note Purchase Agreement, dated August 8, 2025, by and between the Company and Rubric (the “Note Purchase Agreement”). Rubric Long Term Opportunities Offshore Master Fund LP is referred to herein as the “Holder.”

RECITALS

WHEREAS, the Company and Rubric entered into the Note Purchase Agreement, pursuant to which the Company issued and sold to the Holder senior unsecured convertible notes due 2031 (“Notes”) in an aggregate principal amount of $35,000,000 (the “Existing Notes”);

WHEREAS, the Company and CorMedix Inc., a Delaware Corporation (“CorMedix”), entered into that certain asset purchase agreement, dated the date hereof (the “Asset Purchase Agreement”), pursuant to which CorMedix agreed to purchase the Transferred Assets of the Company and to assume certain Assumed Liabilities and shall, among other things, issue to the Company shares of common stock, $0.001 par value per share of CorMedix (“CorMedix Common Stock”) as set forth in the Asset Purchase Agreement (“Stock Consideration”);

WHEREAS, Rubric, in its capacity as agent for the Holder, consents to the transactions contemplated under the Asset Purchase Agreement;

WHEREAS, the Company and Rubric desire to exchange the Existing Notes of the Holder for a portion of the Stock Consideration (“Exchange Consideration”) in full satisfaction and discharge of the Existing Notes (including any accrued and unpaid interest) of the Holder, subject to the conditions set forth in Section 3 of this Agreement (the “Exchange”), and this Agreement shall thereupon terminate and be of no further force or effect.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows.

Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement or the Asset Purchase Agreement, as applicable.

Section 1. Definitions.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Date” has the meaning set forth in Section 3(a).

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Charter Documents” has the meaning set forth in Section 4(d)(i).

“Company” has the meaning set forth in the first paragraph of this Agreement.

“CorMedix” has the meaning set forth in the Recitals.

“CorMedix Common Stock” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Exchange” has the meaning set forth in the Recitals.

“Exchange Consideration” has the meaning set forth in the Recitals.

“Exchange Price” has the meaning set forth in Section 3(b).

“Existing Notes” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority, self-regulatory organization or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Holder” has the meaning set forth in the first paragraph of this Agreement.

“Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company and any of its Subsidiaries taken as a whole.

“Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings: (i) the breach of which by the Company or any Subsidiary or the termination of which would reasonably be expected to have a Material Adverse Effect, or (ii) that have been required to be filed as exhibits by the Company with the SEC since January 1, 2025 pursuant to Items 601(b)(1), 601(b)(2), 601(b)(4), 601(b)(9) or 601(b)(10) of Regulation S-K promulgated by the SEC.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Notes” has the meaning set forth in the Recitals.

“Note Purchase Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Payoff Letter” has the meaning set forth in Section 3(d).

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, partnership, Governmental Entity or other entity.

“Pledge” means a stock pledge or margin account in the form of a customary, collateral security arrangement pursuant to which a pledgor grants a secured party a security interest in specified shares of capital stock to secure the performance of an obligation, with the secured party entitled to exercise remedies against such shares upon the occurrence of a default.

“Registration Rights Agreement” shall have the meaning set forth in the Asset Purchase Agreement.

“Rubric” has the meaning set forth in the first paragraph of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Stock Consideration” has the meaning set forth in the Recitals.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled (as determined in accordance with GAAP), or both, by such Person.

Section 2. Rules of Construction. For purposes of this Agreement:

(a) “or” is not exclusive;

(b) “including” means “including without limitation”;

(c) “will” expresses a command;

(d) words in the singular include the plural and words in the plural include the singular, unless the context requires otherwise;

(e) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement, unless the context requires otherwise;

(f) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(g) the exhibits, schedules and other attachments to this Agreement are deemed to form part of this Agreement.

Section 3. The Exchange.

(a) Exchange. Subject to the consummation of the Closing set forth in the Asset Purchase Agreement, the parties hereto agree that, within thirty (30) calendar days of the last day of each fiscal quarter of the Company, beginning with March 31, 2027 (each, an “Applicable

Date”), Rubric shall send a written notice (the “Rubric Notice”) to the Company requesting an exchange of all or a portion of the Existing Notes that the Holder beneficially owns for Exchange Consideration as set forth on Exhibit A of this Agreement. Any amounts not requested by Rubric to be exchanged pursuant to the Rubric Notice shall be allocated pro-rata to the remaining calendar quarters. The dollar amount set forth on Exhibit A shall set forth the minimum amount that may be requested to be exchanged each calendar quarter; provided, that, if the Exchange Price does not exceed the minimum Exchange Price defined on Exhibit A, then no amounts under the Existing Notes shall be required to be exchanged. Any amounts requested to be exchanged in excess of the amounts set forth on Exhibit A shall be subject to the mutual written agreement of the Company and Rubric.

(b) Exchange Consideration. The Exchange Consideration to be delivered in connection with each Applicable Date shall be in the amounts and in the instructions set forth in Exhibit A of this Agreement, in the form of unregistered shares of CorMedix Common Stock received by the Company as Stock Consideration . Such number of shares of CorMedix Common Stock will be calculated using the volume-weighted average price of CorMedix Common Stock on its principal market over a period of five (5) consecutive trading days prior to the relevant Applicable Date (the “Exchange Price”). The Company will use its commercially reasonable efforts to promptly coordinate with CorMedix and CorMedix’s transfer agent to cause the electronic transfer of the Exchange Consideration, containing a customary restricted share legend. The Registration Rights Agreement shall provide for the procedures for legend removal from such unregistered shares of CorMedix Common Stock as set forth therein.

(c) Delivery of Existing Notes and Exchange Consideration; Cancellation of Notes. Subject to satisfaction of the applicable conditions precedent specified in the Note Purchase Agreement and this Agreement, at or prior to 9:30 a.m., New York City time, on each Applicable Date, the Holder agrees to deliver copies of the Existing Notes in the principal amount to be exchanged for the Exchange Consideration for each Applicable Date (with original versions of such Existing Notes to follow as soon as practicable thereafter for cancellation). The Company shall deliver the Exchange Consideration within three (3) Business Days after receipt of copies of the Existing Notes. The Company shall promptly cancel all Notes upon receipt of the original versions of such Existing Notes surrendered for Exchange. The Company and Rubric shall mutually agree in writing on a process to issue one or more new Notes to reflect the remaining principal amount after each Exchange.

(d) Delivery of Payoff Letter. Within one (1) Business Day of receipt of the Exchange Consideration by Rubric, Rubric shall deliver, or cause to be delivered, to the Company, with a copy to CorMedix, a payoff letter in the form attached hereto as Exhibit B of this Agreement, duly executed by Rubric, on behalf of itself and the Holder (the “Payoff Letter”).

Section 4. Representations, Warranties and Covenants of the Company. As a material inducement to the Holder to enter into this Agreement and consummate the Exchange, the Company hereby represents and warrants with and to the Holder, effective as of the Effective Date and as of each Applicable Date, and covenants that:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.

(b) Corporate Power and Authority. The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the Exchange. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Exchange have been duly authorized by the Company’s board of directors or a duly authorized committee thereof and no further consent or authorization of the Company, its board of directors or its stockholders is required. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Consents. Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by it of the Exchange requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than filings required under applicable U.S. federal and state securities laws.

(d) No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the Exchange will not (i) result in a violation of the certificate of incorporation, as amended or the by-laws, as amended, or any equivalent organizational document of the Company or any Subsidiary (the “Charter Documents”) or require the approval of the Company’s stockholders, (ii) violate, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any Material Contract, (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (iv) result in a violation of or require stockholder approval under any rule or regulation of Nasdaq that has not been so obtained, or (v) result in the creation of any encumbrance upon any of the Company’s or any of its Subsidiary’s assets, except under clauses (ii) through (v) any violation, breach, default or encumbrance as would not result in a Material Adverse Effect. Neither the Company nor any Subsidiary is (i) in violation of its Charter Documents, (ii) in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company or any Subsidiary to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any Material Contract to which the Company or any Subsidiary is a party, nor has the Company or any Subsidiary received written notice of a claim that it is in default under, or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (iii) in violation of, or in receipt of written notice that it is in violation of, any law, ordinance or regulation of any Governmental Entity, except where the violation would not result in a Material Adverse Effect, and (iv) in violation of any order of any Governmental Entity having jurisdictional over the Company or any Subsidiary or any of the Company’s or any Subsidiary’s properties or assets.

(e) Subsidiaries. Except for Heron Therapeutics B.V., organized in the Netherlands, the Company does not have any Subsidiaries, and such Subsidiary is wholly owned by the Company.

(f) Acknowledgment. Rubric acknowledges and agrees that certain additional representations and warranties of CorMedix regarding CorMedix Common Stock were made in the Asset Purchase Agreement, on the dates referred to therein and subject to the qualifications set forth in the Asset Purchase Agreement.

(g) Covenant. The Company hereby agrees that it will not Pledge the Stock Consideration in an amount not to exceed two (2) times the value of the Exchange Consideration then outstanding as of each date that such Pledge remains in effect. For the avoidance of doubt, the Company shall, at all times that any Exchange Consideration is outstanding, maintain an amount of Stock Consideration free and clear from any Pledge in a minimum amount equal to two (2) times the value of the value of the Exchange Consideration then outstanding as of each date that such Pledge remains in effect. For purposes of this Section 4(g), the value of the Stock Consideration shall be determined on each trading day based upon the closing price per share of CorMedix Common Stock on its principal market on such trading day.

Section 5. Representations, Warranties and Covenants of the Holder. As a material inducement to the Company to enter into this Agreement and consummate the Exchange, the Holder hereby represents and warrants with and to the Company, effective as of the Effective Date and as of each Applicable Date, and covenants that:

(a) Organization and Authority. The Holder has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby has been duly authorized by the Holder’s board of directors or other governing body. This Agreement has been duly executed and delivered by the Holder and constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms.

(b) Ownership of Existing Notes. The Holder owns the Existing Notes free and clear of any preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof.

(c) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(d) No Conflicts. The execution, delivery and performance by the Holder of this Agreement, and the consummation by the Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws).

Section 6. Termination.

(a) Termination. This Agreement and the obligations of the parties to this Agreement will terminate:

(1) upon the mutual written consent of the parties to this Agreement;

(2) upon termination of the Asset Purchase Agreement pursuant to its terms; and

(3) upon the full satisfaction and discharge of all outstanding Existing Notes.

(b) Survival. Notwithstanding anything herein to the contrary, no termination of this Agreement shall relieve or otherwise limit the liability of any party for any breach of this Agreement occurring prior to such termination.

Section 7. Miscellaneous.

(a) Waiver; Amendment. Neither this Agreement nor any provisions hereof may be amended, waived, modified, changed, discharged or terminated except by an instrument in writing, signed by all the parties hereto.

(b) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by either the Company, on the one hand, or the Holder, on the other hand, without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be null and void.

(c) Further Instruments and Acts. Each of the parties to this Agreement agrees to execute and deliver such further agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, and do such further acts as may be reasonably necessary or proper to more effectively carry out the purposes of this Agreement.

(d) Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING IN CONNECTION WITH OR ARISING OUT OF THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e) Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is brought in an inconvenient forum or that the venue of such suit, action, or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action, or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(f) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which together will be deemed to be one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including pdf format) will be effective as delivery of a manually executed counterpart hereof.

(h) Notices. All notices and other communications to any party provided for herein will be in writing and will be deemed to have been duly given if delivered personally or sent by nationally recognized overnight courier service or by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as either party may have hereafter specified by notice in writing to the other): (i) if to the Company, the address provided on the signature page hereto of the Company, with a copy to DLA Piper LLP (US), 51 John F. Kennedy Parkway, Suite 120, Short Hills, NJ 07078, Attention: Andrew P. Gilbert and Emilio Ragosa; and (ii) if to the Holder, the address provided on the signature page hereto of the Holder.

(i) Binding Effect. The provisions of this Agreement will be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(j) Notification of Changes. Each party covenants and agrees to notify the other party upon the occurrence of any event prior to the Effective Date and each Applicable Date that would cause any representation, warranty, or covenant contained in this Agreement to be false or incorrect.

(k) Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(l) Entire Agreement. This Agreement, including all Exhibits hereto, constitute the entire agreement of the parties hereto with respect to the specific subject matter covered hereby, and supersede in their entirety all other agreements or understandings between or among the parties with respect to such specific subject matter.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

RUBRIC LONG TERM OPPORTUNITIES OFFSHORE MASTER FUND LP

By: RUBRIC CAPITAL MANAGEMENT LP, as manager or sub-manager on behalf of certain of its funds and accounts, as the agent.

By: _/s/ Michael Nachmani________________

       Michael Nachmani

       Authorized Signatory

Address: c/o Rubric Capital Management LP

                 155 East 44th St., Suite 1630

      New York, New York 10017

Attn: Brian Kleinhaus, General Counsel

Email: [***]

HERON THERAPEUTICS, INC.

By:_/s/ Craig Collard_______

Name: Craig Collard

Title: Chief Executive Officer

Address: 25 Fenton Main Street, Suite 300,

Cary, North Carolina 27511

Email: [***]

EXHIBIT A

[***]

A-1

EXHIBIT B

FORM OF RUBRIC PAYOFF LETTER

[See attached.]

[●], 20[●]

Heron Therapeutics, Inc.

25 Fenton Main Street, Suite 300

Cary, North Carolina

Attention: [●]

CorMedix Inc.
389 Interpace Pkwy, Suite 450

Parsippany, New Jersey 07054

Attention: Joseph Todisco and Beth Zelnick Kaufman

Re: Note Purchase Agreement dated as of August 8, 2025

To the addressees hereof:

Reference is hereby made to that certain (i) Note Purchase Agreement, dated as of August 8, 2025 (the “Note Purchase Agreement”), by and among Heron Therapeutics, Inc., a Delaware corporation (the “Company”), the purchasers from time to time party thereto (the “Holder”), and Rubric Capital Management LP, as agent for the Holder (“Rubric”), (ii) Exchange Agreement (the “Exchange Agreement”), dated as of November 8, 2026, by and between the Company and Rubric, as agent for the Holder, and (iii) Asset Purchase Agreement, dated as of November 8, 2026 (the “Asset Purchase Agreement”), by and between the Company and CorMedix Inc., a Delaware corporation (“Buyer”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Exchange Agreement.

The Company and Rubric have agreed to exchange the Existing Notes of the Holder for a portion of the Stock Consideration (“Exchange Consideration”) in full satisfaction and discharge of the Existing Note (including any accrued and unpaid interest) of the Holder, subject to the conditions set forth in Section 3 of the Exchange Agreement, and the Exchange Agreement shall thereupon terminate and be of no further force or effect.

This letter (this “Payoff Letter”) confirms that, upon receipt by Rubric, on behalf of itself and the Holder, the following amount of the Exchange Consideration as of the relevant Applicable Date, as set forth in Exhibit A to the Exchange Agreement, has been paid in full (such amount, the “Payoff Amount”):

Principal: $[●]

Interest: $[●]

Total Payoff Amount: $[●]

Rubric, on behalf of the Holder, hereby agrees and confirms to the Company that notwithstanding anything to the contrary contained in the Agreement, upon Rubric’s receipt of the Payoff Amount:

(a) the portion of the Notes (including, without limitation, principal, accrued interest, and any other amounts) that have been exchanged for Exchange Consideration in connection with the relevant Applicable Date and other obligations of the Company related to such Notes shall be paid and satisfied in full and be automatically, immediately and irrevocably discharged, terminated and released without any further action by any person; and

(b) Rubric will promptly take such additional steps (including, but not limited to, the execution and/or delivery of documents) as may from time to time reasonably be requested by the Company to evidence the payoff, release and/or termination contemplated by this Payoff Letter.

This Payoff Letter shall be binding on and shall inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any rights herein as a third party beneficiary or otherwise.

This Payoff Letter may be signed by the parties hereto in several counterparts. Delivery of a photocopy or other electronic means (including .pdf) of an executed counterpart of this Payoff Letter shall be effective as delivery of a manually executed original counterpart of this Payoff Letter.

This Payoff Letter constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings (whether written or oral) between the parties with respect to the subject matter hereof.

This Payoff Letter shall be governed by and construed in accordance with the laws of the State of New York.

The undersigned parties have signed below to indicate their consent to be bound by the terms and conditions of this Payoff Letter.

[Signature Pages Follow]

Very truly yours,

RUBRIC CAPITAL MANAGEMENT LP, the agent

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

HERON THERAPEUTICS, INC., as the Company

By:
Name:
Title: